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                                                                   Exhibit 10.31

                  Description of the Company's Business Travel
                 Accident Insurance for Non-Employee Directors


         The Company's business travel accident insurance policy covers each non-employee director for up to $250,000 for accidental death or dismemberment that occurs when traveling on business for the Company. Coverage begins from the start of travel, whether it is from home, office or other location, and terminates upon return to home or office. Significant policy exclusions are scheduled vacations or leaves of absence and commuting between home and work before or after travel. In addition, coverage is not available for travel in an experimental aircraft or while the covered person is operating or serving as a crew member of an aircraft.

INSURED: AirTouch Communications, Inc., its subsidiaries, associated, affiliated or interrelated companies, partnerships, sponsored joint ventures and any interest of AirTouch Communications, Inc. or any of its subsidiaries in non-sponsored joint ventures or nonwholly owned subsidiaries, and any company organization coming under the interest or control, or active management of any of them, and any entity or party required to be insured under any contract or agreement or which it may agree to insure, as now existing, previously existing, or hereinafter acquired.

POLICY TERM:      April 1, 1994 -- April 1, 1997

DESCRIPTION OF    Business Travel Accidental Death & Dismemberment for Non
COVERAGE:         Employee Directors only.

                  Principal Sum - $250,000
                  Total Limit of Liability - $1,000,000 per accident.

                  Includes coverage for paralysis and while traveling in the following aircraft:

                  1988 British Aerospace 125-800

                  An additional death benefit of up to a maximum of $10,000 is available if the covered person suffers loss of life while wearing a seatbelt in a private passenger car.

CANCELLATION:     30 Days by Assured or Assurer